Exhibit 10.1
Waiver and Release Agreement

WAIVER AND RELEASE AGREEMENT
     I, Armando L. Castorena, understand my last day of employment with Gardner Denver, Inc. (“GDI”) is May 10, 2011 (“Termination of Employment Date”), and I accept the following, which GDI promises to me, in consideration for the promises I make in this Waiver and Release Agreement (this “Agreement”):
•	Payment of the sum of Four Hundred Fifty Five Thousand Seven Hundred Ninety Nine Dollars ($455,799), to be made payable to me in lump sum, less applicable withholdings, payable no earlier than the first practicable payroll date occurring at least eight (8) days after my acceptance of and signature on this Agreement;

•	Payment of a sum equivalent to twelve (12) months of COBRA medical insurance premiums, to be made payable to me in lump sum, less applicable withholdings, payable no earlier than the first practicable payroll date occurring at least eight (8) days after my acceptance of and signature on this Agreement; and

•	Other Benefits:
•	My eligibility and right to payment under the GDI retirement savings plan and supplemental excess defined contribution plan will be governed exclusively by the terms and conditions of applicable plan document(s), using my Termination of Employment Date as my separation from service and/or termination date as such is defined in the applicable plan document(s); I understand that my contributions and the company contributions will cease on my Termination of Employment Date.

•	Any remaining stock options that have vested prior to my Termination of Employment Date, but have not been exercised by me, may be exercised until August 9, 2011. Thereafter, I have forfeited any vested but unexercised options. Vesting on all unvested options terminates on my Termination of Employment Date, except that all unvested options which are scheduled to vest on September 15, 2011 will be treated as vested, effective as of that date and once vested may be exercised until December 15, 2011. The parties agree that these provisions amend, to the extent required, the applicable award agreements for such awards which otherwise continue to apply.

•	Any unvested restricted stock units terminate on my Termination of Employment Date, except that the unvested restricted stock units which are scheduled to vest on September 15, 2011 will be treated as vested, effective as of that date. The parties agree that these provisions amend, to the extent required, the applicable award agreements for such awards which otherwise continue to apply.

•	My participation in any GDI bonus plans, including but not limited to the Executive Annual Bonus Plan and the Long-Term Incentive Plan, will cease as of my Termination of Employment Date.

•	I understand that I am eligible to receive outplacement services through a firm of my choosing at GDI’s expense (up to an amount no greater than $25,000) to assist me in finding a new position. I further understand GDI also will reimburse me for reasonable travel expenses associated with such outplacement services, subject to the overall $25,000 limit described in the proceding sentence.

Waiver and Release Agreement

•	Any obligation I have to repay any GDI-paid relocation expenses, reimbursement of relocation expenses, or other relocation benefit, resulting from my separation of service and/or termination from employment with GDI is hereby waived. In addition, GDI will apply the same tax gross-up methodology used to calculate the total federal, state and local tax gross-up’s, as defined in the executive relocation FAQ document that applies to all other executives who report to the CEO and who have relocated to the Philadelphia area. Any remaining tax payments will be made by GDI for my relocation expenses incurred in moving from Quincy, IL to Pennsylvania on or before December 31,2011.

•	I understand that I will continue to receive GDI’s executive tax return preparation service regarding my 2011 tax return and tax planning services through Rubin Brown, up to an aggregate amount no greater than $6,000.

•	GDI will pay a lump sum of five (5) days of unused vacation.

•	I understand that I will have the right to elect COBRA benefits under the GDI medical plan in accordance with federal law.

•	I understand that all other company benefits cease on my Termination of Employment Date.
     (1.) Complete and General Release. In consideration for receiving the pay and benefits set forth above, I, for myself and my heirs, agents, executors, administrators, successors and assigns, release, relinquish, waive and forever discharge GDI, its subsidiaries, affiliates and all other related entities; its and their predecessors, successors and assigns; the past, present and future officers, directors, shareholders, trustees, members, employees, attorneys and agents of any of the previously listed entities; any benefits plan maintained by any of the previously listed entities at any time; and the past, present and future sponsors, insurers, trustees, fiduciaries and administrators of such benefit plans (collectively “Released Parties”) from all claims, liabilities, demands and causes of action or suits of any kind, known or unknown, fixed or contingent, of whatsoever kind or nature that I ever had, now have or may claim to have as of the date of the signing of this Agreement, including but not limited to, those arising out of my employment with GDI and my separation from that employment. This Release includes, but is not limited to, a release of the following types of claims:
     (a) Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, national origin, whistle blowing or any other legally protected class;
     (b) Claims under the FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, 29 U.S.C. section 621 et seq., and all other federal, state and local laws, statutes and ordinances governing or concerning employment;
     (c) Claims under the Worker Adjustment and Retraining Notification Act;
     (d) Claims under federal, state or local laws, regulations, ordinances or court decisions of any kind;
     (e) Contract claims (whether express or implied);
     (f) Tort claims, including without limitation, wrongful termination, defamation, negligence, invasion of privacy or emotional distress;

Waiver and Release Agreement

     (g) Claims under the Family and Medical Leave Act;
     (h) Claims under the Employee Retirement Income Security Act; and
     (i) Claims for attorney’s fees and costs.
     Notwithstanding any other provision of this Release, the following are not barred by this Release; (i) claims relating to the validity of this Release; (ii) claims by either party to enforce this Release; (iii) claims that may arise after the date this Release is signed; and (iv) claims that are not legally waivable. This Release includes all claims for accrued or future wages, salary, or benefits, but does not extend to my right to vested accrued benefits as set forth in the plan documents of GDI governing such benefit programs and the right under federal or state law to continue certain benefit coverages. I understand that any and all claims for, and any rights to, any such vested accrued benefits are governed exclusively by the plan documents of GDI, and that I have no rights or entitlement arising from any contract or any other source to any such benefits from GDI other than as provided by such plan documents as modified or limited by this Agreement
     In addition, this Release will not operate to limit or bar my right to file an administrative charge of discrimination with the Equal Employment Opportunity Commission (EEOC) or to testify, assist or participate in an investigation, hearing or proceeding conducted by the EEOC. However, this Release does bar my right to recover any personal or monetary relief, including if I or anyone on by behalf seeks to file a lawsuit on the same basis as the charge of discrimination.
     (2.) Return of All GDI Property. I agree that on my Termination of Employment Date, I will return to my immediate supervisor all property of GDI, including but not limited to keys, access cards, credit cards, electronics, storage media, machinery, computer files and documents, and any other GDI property in my possession related to GDI’s business or customer information.
     (3.) No Admission of Liability. I acknowledge that this Agreement is not an admission of liability or wrongdoing by GDI or any other Released Party.
     (4.) Confidential and Proprietary Information of the Company. During my employment with GDI, I had access to much of GDI’s confidential information including but not limited to: product margins, product strengths and weaknesses, GDI policies, objectives, strategies, long range plans, plans for market product development, financial information, payroll information, personnel information and other similar information. I agree that I will not disclose any of the confidential information gained in my position with GDI to the advantage of a GDI competitor or to GDI’s disadvantage. I will also continue to abide by all confidentiality restrictions pursuant to other agreements which I have executed with GDI prior to the date of this Agreement.
     (5.) Not-Disparagement/Non-Solicitation. I agree not to disparage, denigrate, or defame GDI and/or related persons, or any of their business products or services. I further agree that I will not, for a period of twelve (12) months following my Termination of Employment Date, solicit, take away, or attempt to take away, directly or indirectly, any customers or employees of the Company, either for myself or as an employee of any person, firm, corporation, or other entity engaged in, or planning to engage in, the manufacture and sale of products and services that are competitive with those of the Company. I acknowledge and agree that my breach of the covenants contained in this Section 5 will cause immediate and irreparable harm to the Company, that the restrictions of this Section 5 are reasonable, and that the Company shall be entitled to injunctive relief to enjoin any continuing breach of this Section 5 and to actual and consequential damages resulting therefrom.
     (6.) Cooperation. I agree that I will cooperate with GDI and its attorneys in the prosecution or defense of any litigation, or matters concerning which litigation subsequently arises, which occurred or

Waiver and Release Agreement

accrued during my employment, and I understand that I will be reimbursed for reasonable expenses incurred through such cooperation.
     (7.) Idemnification of Tax Liabiality. I acknowledge and agree that any tax consequence resulting from any payment and benefit described in this Agreement is solely my responsibility, and I further agree to indemnify GDI for any tax liability, penalty, or interest GDI may incur as a result of any such payment and benefit. I further acknowledge that I will be responsible for all federal, state and local taxes incurred in connection with the vesting of unvested restricted stock units on September 15, 2011, and that unless I provide GDI with a payment to satisfy such tax obligations prior to such date, I acknowledge that GDI will withhold a sufficient number of shares associated with such restricted stock units to satisfy all such tax obligations.
     (8.) Consideration Period / Right to Revoke Period. I understand that I have until and including May 31, 2011, a period of twenty-one (21) days to review and consider this Agreement. I may return this Agreement in less than the full consideration period only if my decision to shorten it was knowing and voluntary and was not induced in any way by GDI. I understand that I have a seven-day period after signing this Agreement to revoke or rescind this Agreement. Such revocation must be in writing and directed to Brent A. Walters, 1500 Liberty Ridge Drive, Suite 3000, Wayne, Pennsylvania 19087.
     (9.) Savings Clause. I agree that if any part or provision of this Agreement is deemed by any court to be invalid, void or unenforceable for any reason, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     I hereby acknowledge that I have carefully read and fully understand the provisions of this Agreement. I have not relied upon any other representation or statement, written or oral, except for those set forth in this Agreement, I also hereby acknowledge that GDI has recommended that I consult with an attorney and personal, financial and tax advisors prior to signing this Agreement, and I acknowledge that I have had adequate time to do so. I am entering into this Agreement knowingly and voluntarily and not as a result of any pressure, coercion or duress.

/s/ Armando L. Castorena
Armando L. Castorena

Dated: June 3, 2011

Accepted by: GARDNER DENVER, INC.
By:	/s/ Brent A. Walters
	Name:	Brent A. Walters
Title: V. P. General Councel

Dated: June 3, 2011

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